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Exhibit 10.19

TERMINATION OF LEASE AGREEMENT

    THIS TERMINATION OF LEASE AGREEMENT ("Agreement") is made and entered into this 29th day of June, 2001, by and between MARTIN CBP ASSOCIATES, L.P., a Delaware limited partnership ("Landlord") and HEARME, a Delaware corporation, formerly known as Mpath Interactive, Inc. ("Tenant").

R E C I T A L S:

    This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

    A.  The Prudential Insurance Company of America, a New Jersey corporation (Landlord's predecessor-in-interest) and Tenant entered into that certain lease dated December 24, 1996 (the "Lease") which demised those certain premises designated as 665 Clyde Avenue located in Mountain View, California, as more particularly described in the Lease (the "Premises").

    B.  Landlord and Tenant desire to terminate and cancel the Lease on and as of June 30, 2001 (the "Effective Date") and release each other from their respective obligations under the Lease arising after the Effective Date.

    NOW, THEREFORE, in good consideration of the mutual covenants set forth below and other good and valuable consideration, the parties agree as follows:

    1.  Termination of the Lease.  The Lease is hereby terminated and canceled on and as of the Effective Date with the same force and effect as if the term of the Lease were fixed to expire on the Effective Date. The rights of Tenant to occupy the Premises, and the rights of Tenant under the Lease, shall automatically and without further action on the part of Landlord terminate at 11:59 p.m. on the Effective Date. Not later than 5:00 p.m. on the Effective Date, Tenant shall surrender possession of the Premises, and shall deliver exclusive possession and occupancy thereof and all keys thereto, to Landlord. The Premises shall be surrendered in broom clean and otherwise as-is condition. Landlord acknowledges that Tenant shall not be required to remove any of the initial improvements constructed pursuant to Exhibit B to the Lease nor any alterations made by Tenant pursuant to Section 9 of the Lease. Tenant shall remove the personal property to which it is entitled pursuant to the provisions of the Lease prior to 5:00 p.m. on the Effective Date. Notwithstanding the foregoing sentence, Landlord acknowledges that Tenant shall not be obligated to remove any furniture that Caliper Technologies Corporation has agreed to purchase from Tenant, provided that Tenant delivers to Landlord evidence of such agreement including an itemized list of the furniture prior to June 30, 2001. All rent and other amounts payable by Tenant under the Lease, including, without limitation, rent and Tenant's share of taxes, utility costs and other operating expenses, shall be prorated through the Effective Date and paid by Tenant within thirty (30) days after receipt of a statement from Landlord which sets out in reasonable detail such outstanding prorated amounts. Any overpayment by Tenant of Adjustment Rent (as defined in the Lease) shall be reconciled in accordance with the terms of Section 2(b)(ii) of the Lease.

    2.  No Termination Fee or Payment.  No termination fee or payment shall be made by or due from Landlord or Tenant in connection with the termination of the Lease provided for in this Agreement.

    3.  Performance of Obligations.  Each of Landlord and Tenant shall comply with all of its obligations under the Lease through the Effective Date.

    4.  Remedies.  Tenant acknowledges and agrees that Landlord has entered into an agreement to lease the Premises to a new tenant as of July 1, 2001 (the "New Lease"). In connection with the New

Lease, Landlord is obligated to perform certain work to prepare the Premises for the new tenant. In order to complete such work in a timely manner, it is necessary for Landlord to obtain possession of the Premises no later than the Effective Date. If Landlord is not able to obtain exclusive possession of the Premises on or before the Effective Date, then Landlord shall incur substantial damages, costs and losses. Tenant further acknowledges and agrees that the termination rights set forth in this Agreement are designed to permit Landlord to deliver possession of the Premises to the new tenant in a timely manner in accordance with the terms of the New Lease. Tenant understands and agrees that Tenant's failure to deliver possession of the Premises as provided in this Agreement and to perform its other obligations under this Agreement may cause Landlord to be unable to fulfill its obligations under the New Lease, which failure would cause material damage to Landlord and the new tenant. Tenant also understands and agrees that Landlord is relying on Tenant's performance of the terms and conditions of the Lease and this Agreement and that Tenant's failure to strictly perform in accordance with the terms and conditions of the Lease and this Agreement may cause Landlord to be unable to fulfill its obligations under the New Lease. In accordance with the foregoing understandings, as of the Effective Date, Landlord shall have the right to prosecute any proceeding at law or equity, in the event of any default or breach of the obligations of Tenant contained in this Agreement. If Tenant does not vacate the Premises or perform Tenant's obligations under the other terms of this Agreement on the Effective Date, then in addition to all other rights and remedies of Landlord under applicable law or in equity, Landlord shall be entitled to receive from Tenant all direct and consequential damages resulting from or arising out of Tenant's failure to vacate the Premises or perform Tenant's obligations under the terms of this Agreement, including, without limitation, loss of income, damages owed to a prospective tenant, loss of prospective tenants or financing arrangements for the Premises, costs or other damages from any expiration or termination of a lease or financing commitment related to Tenant's failure to surrender the Premises or perform Tenant's obligations under the terms of this Agreement. All rights, privileges and elections of remedies set forth in this Paragraph 6 are cumulative and not alternative to the extent permitted by law or equity.

    5.  Holding Over.  If Tenant remains in possession of the Premises after the Effective Date, with Landlord's consent, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on 30 days' notice given at any time by either party. Tenant acknowledges that Landlord's cost of owning and carrying the Premises is substantially in excess of the rent payable by Tenant under this Lease. Accordingly, during such month-to-month tenancy the total rent payable pursuant to the terms of the Lease for the Premises shall be Ninety-Three Thousand Six Hundred and 00/100 Dollars ($93,600.00) per month. Tenant shall pay such monthly rental and all other sums required to be paid under the Lease monthly on or before the first day of each month. All other provisions of the Lease, except those pertaining to the term, shall apply to the month-to-month tenancy.

    6.  Amendment to Lease.  This Agreement is and shall constitute an amendment to the Lease and shall be effective as of the date of this Agreement. Except as modified hereby, all of the terms and conditions of the Lease shall remain in full force and effect and Landlord and Tenant hereby ratify the same.

    7.  Representations and Warranties.  As of the date of this Agreement:

      7.1.  Authority.  Each of Landlord and Tenant represents and warrants to the other that it has full right, power and authority to enter into this Agreement, and has obtained all necessary consents and resolutions from its members required under the documents governing its affairs in order to consummate this transaction, and the persons executing this Agreement have been duly authorized to do so. The Agreement and the Lease are binding obligations of such party, enforceable in accordance with their terms.

      7.2  No Assignments.  Tenant represents and warrants to Landlord that Tenant is the sole tenant under the Lease, and Tenant has not sublet, assigned, conveyed, encumbered or otherwise transferred any of the right, title or interest of Tenant under the Lease.

      7.3  Lender Consent.  Landlord represents and warrants to Tenant that Landlord has received approval from its lender for Landlord to enter into this Agreement.

    8.  Attorneys' Fees.  If either party should bring an action to enforce the terms of this Agreement or declare rights under this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys' fees, costs and expenses to be paid by the losing party in such action.

    9.  Security Deposit.  Landlord currently holds, as a security deposit, cash in the amount of $36,302.40, and a letter of credit in the amount of $165,136.00 (collectively the "Security Deposit"). Within thirty (30) days after the Effective Date, Landlord shall return the Security Deposit pursuant to and subject to the terms and conditions of Section 17 of the Lease to Tenant at the following address: HearMe, 685 Clyde Avenue, Mountain View, California 94043, Attn: John Alexander.

    10.  Construction.  Counsel for all parties have read and approved the language of this Agreement. The provisions of this Agreement shall be construed as a whole according to their common meaning and not strictly for or against Tenant or Landlord.

    11.  Miscellaneous.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement may not be amended, changed or waived except by a writing signed by the parties hereto, and shall be construed and enforced in accordance with the laws of the State of California. This Agreement supersedes any prior oral agreements between the parties with respect to the subject matter hereof, and the parties acknowledge that there are no oral agreements between them with regard to such subject matter. This Agreement may be executed in multiple counterparts, each of which shall be deemed a duplicate original, but all of which taken together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

LANDLORD:

MARTIN CBP ASSOCIATES, L.P.,
a Delaware limited partnership

By:	Martin/Cypress, LLC, a California limited liability company Its: General Partner
	By:	TMG Partners, a California corporation Its: Managing Member
By:
Cathy Greenwold Its: Executive Vice President
TENANT:
HEARME, a Delaware corporation
By:

Its:

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  Exhibit 10.19